MDB CAPITAL GROUP LLC
CONSULTING AGREEMENT

February 14, 2011

Richard Rutkowski
Chief Executive Officer
ClearSign Combustion Corporation
12201 Tukwila International Blvd.
Seattle, WA 98168

Re: Intellectual Property and Business Strategy Consulting

Dear Mr. Rutkowski:

The purpose of this consulting letter agreement (this “Agreement”) is to acknowledge that, since July 2010,  MDB Capital Group, LLC (“MDB”) has been providing consulting services to ClearSign Combustion Corporation (the “Company”), as set forth on Exhibit A to this Agreement (the “Original Services”), and to set forth the terms and conditions by which MDB will continue to provide intellectual property strategy consulting and other business strategy consulting related services (the “Continuing Services”) to the Company.

1.           Acknowledgement of Receipt of Original Services.  The Company acknowledges that in July 2010 the Company requested assistance from MDB with various matters relating to its business, including obtaining introductions to individuals who could be of assistance to the Company in developing its technology.  The Company acknowledges that, following negotiations, MDB agreed to provide the Original Services in exchange for shares of the Company’s common stock having a value of $1 million.  The Company acknowledges that all of the Original Services have been provided as of the date of this Agreement, but that payment for the Original Services has not been made.

2.           Consulting Services.  The Company continues to develop its technology and believes that it may, in the future, require additional services from MDB.  Therefore, the Company hereby engages MDB as an independent contractor to perform Continuing Services as may be agreed to in writing by the Company and MDB from time to time.

3.           Term.  The term of this Agreement shall be for a period of 6 months from the date of execution hereof (the “Effective Date”).  This Agreement may be cancelled by either party upon the giving of a 30 day advance written notice to the other party.  Notwithstanding the termination of this Agreement, the Company’s obligation to pay MDB any compensation described in this Agreement that has accrued prior to the date of termination shall survive the termination of this Agreement and continue until such obligations have been satisfied in full.

4.           Compensation.  In consideration of the performance of Continuing Services by MDB from the date hereof until the termination of this Agreement, the Company agrees to pay MDB a fee to be mutually agreed to in writing between MDB and the Company from time to time.  In consideration of the Original Services, the Company shall issue to MDB 363,636 shares of its common stock (the “Consulting Shares”), which the Company and MDB agree have a value of $2.75 per share.  The Consulting Shares shall have standard demand and piggyback registration rights, the exact terms of which will be agreed upon in a separate agreement by the parties.

5.           Independent Contractor.  MDB agrees and acknowledges that it is an independent contractor with the Company, and that it has not been an employee of the Company in rendering the Original Services and that it will not be an employee of the Company during the term of this Agreement.  MDB retains the discretion in performing the tasks assigned, within the scope of work specified in this Agreement, subject to the satisfaction of the Company.  MDB further agrees that it shall be solely responsible for all taxes due and owing on the amounts paid to it under this Agreement, including the amount paid for the Original Services, and including, without limitation, for the withholding of applicable taxes.

6.           Approval of Professionals.  MDB and the Company will mutually agree upon the retention of all professionals related to the Services.

7.           Notices. Any notice or other communication required or permitted to be given to any party hereunder with respect to this Agreement (including the term hereof) shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party.  Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) reputable overnight courier.  Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally or (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed:

If to the Company:

Richard Rutkowski
Chief Executive Officer
ClearSign Combustion Corporation
12201 Tukwila International Blvd.
Seattle, WA 98168

If to MDB:

Christopher A. Marlett
Chief Executive Officer
MDB Capital Group LLC
401 Wilshire Blvd - Suite 1020
Santa Monica, CA 90401

8.           Successors.  This Agreement is binding upon the parties hereto and their respective permissible assigns, successors, heirs and personal representatives, and shall inure to their benefit.

9.           Assignment.  Except with respect to the payment of any fees due to MDB, as provided for herein, neither this Agreement nor any right pursuant hereto nor interest herein shall be assignable by any of the parties hereto without the prior written consent of the other parties hereto, except as expressly permitted herein.

10.         Governing Law and Jurisdiction.  This Agreement shall be governed and construed and enforced in accordance with the laws of the State of California applicable to agreements to be entered into and entirely performed in such State, and subject to the exclusive jurisdiction of state and federal courts located in the County of Los Angeles, California.  The prevailing party shall be entitled to recovery of costs, fees (including attorneys’ fees) and taxes paid or incurred in obtaining judgment.  Further, any costs, fees or taxes incurred in enforcing any judgment shall be fully assessed against and paid by the party against whom the judgment is to be enforced.

11.         Waiver and Amendment.  No waiver, amendment or modification of any provision of this Agreement shall be effective unless consent by both parties in writing. No failure or delay by either party in exercising any rights, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy.  Any terms and/or conditions of this Agreement may be waived at any time, pursuant to this section, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.

12.         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

13.         Section Headings; Defined Terms.  Numbered and titled section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

14.         Entire Agreement.  This Agreement and any exhibits herein incorporated and attached hereto supersede all prior and contemporaneous negotiations and agreements (whether written or oral)  with respect to the subject matter hereof and constitute the entire understanding among the parties with respect to the subject matter hereof.

15.         Indemnification.  In consideration of the services to be provided by MDB under this Agreement, the Company shall:

Indemnify and hold harmless MDB and any of its members, directors, officers, employees, consultants, advisors, or agents (each individually an “Indemnified Person”) from and against any losses, claims, damages or liabilities to which such Indemnified Person may become subject arising out of our in connection with the rendering of the Original Services or the Continuing Services by MDB hereunder, except to the extent that such losses, claims, damages or liabilities are determined in judicial rulings to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person and advance and reimburse such Indemnified Person for reasonable legal and other expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, claim or proceeding and any appeals therefrom arising in any manner out of or in connection with the rendering of services by MDB, provided, however that in the event a final judicial determination is made to the effect specified above, such Indemnified Person will promptly remit to the Company any amounts advanced or reimbursed under the section.

The Company and MDB agree that (i) the indemnification and reimbursement commitments set forth above shall apply whether or not such Indemnified Person is a named party to any such lawsuit, claim or other proceeding; and (ii) promptly after receipt by the Company’s legal counsel or board of directors, the Company will immediately disclose to MDB, in writing, any new facts as they may arise that may adversely affect the Continuing Services contemplated herein. This indemnification shall survive any termination of this Agreement.

16.         Miscellaneous.  The obligations of the parties pursuant to this Sections 3 (Compensation) and  14 (Indemnification) shall survive the termination of this Agreement.

This Agreement shall be deemed drafted by both parties so as to avoid any negative inferences that may be drawn against the drafter by a court of law.  This Agreement is the result of extensive negotiations between the parties and reflects the terms requested by both parties after said negotiations.

This Agreement may be executed in counterparts and all counterparts containing original signatures may together be considered as the original of this Agreement.  An executed facsimile or Adobe Acrobat PDF file shall be deemed an original.

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Very truly yours,

MDB Capital Group, LLC

By:	/s/ Robert M. Levande
Sr. Managing Director

Accepted and agreed to
this 14th day of February, 2011

ClearSign Combustion Corporation

By:	/s/ Richard Rutkowski
Mr. Richard Rutkowski
Its: Chief Executive Officer

November 8, 2011

Richard Rutkowski
Chief Executive Officer
ClearSign Combustion Corporation
12101 Tukwila International Blvd., Suite 219
Seattle, WA  98168

Re:           Acknowledgement Regarding Consulting Agreement

Dear Mr. Rutkowski:

We previously entered into a Consulting Agreement dated February 14, 2011 (the “Consulting Agreement”) whereby MDB Capital Group LLC (“MDB”) provided consulting services to ClearSign Combustion Corporation (“ClearSign”) delineated in Section 1 and Exhibit A to the Consulting Agreement in exchange for 363,636 shares of ClearSign common stock having a value of $2.75/share as specified in Section 4.  These shares were issued on April 14, 2011 after obtaining formal approval from ClearSign’s board of directors.  However, the Consulting Agreement as drafted was unclear about the period for which the services were rendered and had incorrectly indicated that all such services were completed as of the date of the Consulting Agreement, February 14, 2011.  The purpose of this letter is to clarify our mutual understanding of the period of service under the Consulting Agreement.

Although MDB and ClearSign first engaged with each other in July 2010, the parties were primarily involved in discussions and activities associated with the financing of ClearSign, which was the subject of the Engagement Agreement originally dated November 2, 2010 (superseded by an Engagement Agreement dated February 14, 2011).  Although the Consulting Agreement was not formalized until February 14, 2011, consulting services began in earnest in or around January 2011 after a clear financing strategy was determined under the Engagement Agreement.  Also, these consulting services were not completed on February 14, 2011 as was mistakenly stated, but rather, continued through May 2011.  These consulting services were performed from on or about January 1, 2011 until May 10, 2011, the date of closing of the Company’s $3 million private placement funding.

In order to acknowledge the foregoing clarification, kindly countersign this letter and return it to us.

Very truly yours,

MDB Capital Group LLC

By:	/s/ Christopher Marlett
Christopher A. Marlett
Its: Chief Executive Officer

ClearSign Combustion Corporation

/s/ Richard Rutkowski
By:
Richard Rutkowski
Its: Chief Executive Officer